Exhibit 99.1

St. Jude Medical, Inc. One Lillehei Plaza St. Paul, Minnesota 55117 (651) 483.2000 www.sjm.com
Contact:	Angela Craig Investor/Media Relations (651) 481-7789

St. Jude Medical Announces Pricing of Convertible Debt Offering

ST. PAUL, Minn. — April 19, 2007 — St. Jude Medical, Inc. (NYSE: STJ) announced today the pricing of $1.2 billion in aggregate principal amount of its Convertible Senior Debentures due December 2008 in a private offering to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. The debentures will pay interest semi-annually at a rate of 1.22% per annum. The debentures are convertible in certain circumstances into cash up to the principal amount, based on a conversion rate of 19.2101 shares of common stock per $1,000 principal amount of the debentures. This represents an initial conversion price of approximately $52.06 per share, representing a 20% conversion premium based on the closing price of $43.38 per share of the Company’s common stock on April 19, 2007. Any conversion value above the principal amount will be convertible into cash, shares of common stock or a combination of cash and shares at the Company’s election. The initial purchaser exercised its option to purchase $200 million aggregate principal amount of debentures to cover over-allotments. The $1.2 billion of debentures includes the over-allotment option.

The Company intends to use a portion of the net proceeds of the offering to repay indebtedness under its current interim liquidity facility and commercial paper program used to finance the previously announced $700 million of share repurchases which were completed in February 2007. Additionally, the Company intends to use a portion of the net proceeds of the offering to repurchase approximately $300 million of its common stock through private block trades completed simultaneously with the closing of the sale of the debentures, and through subsequent purchases in the open market pursuant to a new trading plan. Any remaining proceeds will be used for general corporate purposes. The Company will also use a portion of the net proceeds to fund the cost of a convertible note hedge transaction that it has entered into with the initial purchaser of the debentures or its affiliates in connection with the offering. The convertible note hedge transaction, together with a concurrent warrant transaction which the Company has entered into with the initial purchaser of the debentures or its affiliates in connection with the offering, is intended to offset potential dilution to the Company’s common stock upon potential future conversion of the debentures by effectively increasing the conversion premium associated with the convertible debentures to approximately 40% higher than the closing price of the Company’s common stock on April 19, 2007, to an effective conversion price of approximately $60.73. The closing of the sale of any debentures is expected to occur on April 25, 2007 and is subject to the satisfaction of customary closing conditions.

In connection with establishing the initial hedge of the convertible note hedge and warrant transactions, the Company has been advised that other parties to such transactions may purchase shares of the Company’s common stock and/or enter into various derivative transactions with respect to the Company’s common stock concurrently with, or shortly after, the pricing of the debentures. These activities could have the effect of increasing or preventing a decline in the value of the Company’s common stock concurrently with, or following the pricing of, the debentures.

This announcement is neither an offer to sell nor a solicitation of an offer to purchase convertible senior debentures of St. Jude Medical, Inc. Any offers of the debentures will be made only by means of a private offering memorandum. The debentures and any St. Jude Medical, Inc. common stock issuable upon conversion of the debentures have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About St. Jude Medical

St. Jude Medical is dedicated to making life better for cardiac, neurological and chronic pain patients worldwide through excellence in medical device technology and services. The Company has five major focus areas that include: cardiac rhythm management, atrial fibrillation, cardiac surgery, cardiology and neuromodulation. Headquartered in St. Paul, Minn., St. Jude Medical, Inc. employs more than 11,000 people worldwide. For more information, please visit www.sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including whether or not the Company consummates the offering of the debentures and the anticipated use of proceeds of the offering. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the Securities and Exchange Commission, including those described in the Company’s Annual Report on Form 10-K filed on February 28, 2007. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.